CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the "Registration Statement") of our reports dated February 11, 2005, relating to the financial statements and financial highlights appearing in the December 31, 2004 Annual Reports to Shareholders of T. Rowe Price Equity Index 500 Fund, T. Rowe Price Extended Equity Market Index Fund, and T. Rowe Price Total Equity Market Index Fund (comprising T. Rowe Price Index Trust, Inc.), which are incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 25, 2005